Exhibit 10.12
January 7, 2009
PERSONAL AND CONFIDENTIAL
To: Steven H. Collis
This letter is being provided to you because you recently entered into an amended and restated employment agreement with AmerisourceBergen Corporation (the “Company”) dated December 15, 2008 (the “Agreement”). The amendment and restatement of your employment agreement was undertaken principally to ensure that the terms of the agreement are structured to enable you to avoid the adverse tax consequences that would result from a violation of Section 409A of the Internal Revenue Code (“Section 409A”). This letter is intended to clarify and supplement your rights under the Agreement in the event the Company terminates your employment without Cause or you resign your employment with the Company for Good Reason. All capitalized terms used in this letter that are not defined in this letter shall have the meanings ascribed to them in the Agreement.
1. For the eighteen month period following your Separation From Service (subject to earlier termination as described below), if you elect to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you shall be entitled to: (i) waiver by the Company of the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans (as in effect from time to time) for you and, to the extent permitted under COBRA, your spouse and eligible dependents, if any, for the first two calendar months of the 18-month continuation period; and (ii) following the initial two-month period, you shall be entitled to reimbursement from the Company for the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under the Company’s group health plans for you and, to the extent permitted under COBRA, your spouse and eligible dependents, if any, with such reimbursement not to exceed the COBRA rates for such coverage; provided, however, that you shall be required to submit to the Company reasonable evidence of payment by you of any such COBRA premiums in order to obtain reimbursement from the Company and you may not submit any requests for reimbursement of such payments more than once per calendar month; and provided, further, that entitlement to reimbursement of any such payments shall terminate should you become ineligible for coverage under COBRA for any reason prior to the end of such 18-month period, including, without limitation, by reason of your commencement of eligibility under the group health plan of any other employer and your commencement of eligibility for Medicare benefits under Title XVIII of the Social Security Act. If you remain on COBRA coverage for the entire 18-month period in which you are entitled to reimbursement for the premiums associated with such coverage, the Company will make monthly payments to you for the 6-month period immediately following the expiration of the 18-month COBRA period equal to the amount of premiums that the Company would have reimbursed to you had you been eligible to continued coverage under COBRA following the expiration of the 18-month COBRA period. Any amounts that are paid on your behalf, reimbursed to you by the Company or paid directly to you as supplemental severance payments will be considered taxable income to the Executive and any taxes on such amounts will be your responsibility and subject to applicable tax withholding. Notwithstanding anything to the contrary set forth above, the Company, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of the Company pursuant to which the coverage is provided, in which case the Company shall make supplemental severance payments to you in monthly amounts equal to the amounts to which you otherwise would have been entitled to reimbursement hereunder in respect of such coverage for the remainder of the period that the Company otherwise would have been obligated to make reimbursements hereunder to you.
2. In addition, although the Agreement provides that a resignation by you for Good Reason shall be effective on the 60th business day following the date when the Notice of Termination for Good Reason is given, the Agreement shall be construed to mean that such a termination of employment shall be effective on the 60th calendar day following the date when the Notice of Termination for Good Reason is given.
If within 10 days after the date of this letter you do not notify the Company of an objection to the clarifications and revisions described in this letter, this letter shall constitute an addendum to the Agreement and shall supersede any conflicting provisions in the Agreement. The Company reserves the right to revise the provisions of this letter in order to ensure compliance with, or exemption from, the provisions of Section 409A.
Because this letter constitutes an amendment of the Agreement, you should retain a copy of this letter with your records.

AMERISOURCEBERGEN CORPORATION
By:	/s/ R. David Yost
	Name:	R. David Yost
	Title:	President and Chief Executive Officer

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